Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT dated as of April 10, 2007 (this “Amendment”) to the Credit Agreement dated as of August 20, 2004, as amended and restated as of November 4, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BLOCKBUSTER INC. (the “Borrower”), the Lenders from time to time parties thereto and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for such Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower and the Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement, as amended hereby.

SECTION 2. Amendment to the Credit Agreement. Effective as of the Amendment Effective Date (as defined in Section 4), the Credit Agreement is hereby amended as follows:

(a) the definition of “Prepayment Event” in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:

“‘Prepayment Event’ means any sale, transfer, assignment, sublease or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Subsidiary (including any Equity Interests in Subsidiaries), other than (i) sales, transfers or dispositions referred to in clauses (a) and (b) of Section 6.05 and subleases of Stores in the ordinary course of business and (ii) sales, transfers, assignments and other dispositions, other than those made in reliance on clause (e) of Section 6.05, resulting in aggregate cumulative Net Proceeds received after the Effective Date not exceeding $50,000,000.”

(b) the definition of “Net Proceeds” in Section 1.01 of the Credit Agreement is amended by inserting “or escrowed amounts” immediately after the words “any non-cash proceeds” in clause (a)(i) of such definition.

(c) Paragraph (c) of Section 2.12 of the Credit Agreement is amended to read in its entirety as follows:

“(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment

Event, the Borrower shall, within ten Business Days after such Net Proceeds are received, prepay Term Borrowings and, after the Term Borrowings have been repaid in full, prepay Revolving Borrowings and permanently reduce the Revolving Commitments, (i) in an aggregate amount equal to 100% of such Net Proceeds, in the case of any Prepayment Event consisting of a sale, transfer or disposition of assets or Equity Interests made in reliance on clause (e) of Section 6.05 and (ii) in an aggregate amount equal to 75% of such Net Proceeds in all other cases; provided that, only in the case of Prepayment Events covered by this clause (ii), if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, to construct or acquire assets all or substantially all of which consist of Stores and related equipment and inventory, or acquire all or substantially all the Equity Interests in a Person all or substantially all of whose assets are Stores and related equipment and inventory, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds in respect of such Prepayment Event covered by this clause (ii) (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of such 180-day period, at which time a prepayment shall be required in an amount equal to 75% of such Net Proceeds from such event that have not been so applied; and provided further, however, that the aggregate amount of Net Proceeds from all such events which the Borrower elects to reinvest shall not exceed $10,000,000 (and the Borrower shall not be entitled to deliver certificates pursuant to the preceding proviso from and after the time that the amount of Net Proceeds the Borrower elected to reinvest equals or exceeds such amount).”

(d) Section 6.05 of the Credit Agreement is amended to read in its entirety as follows:

“SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of (in one transaction or a series of transactions) all or any substantial part of the assets of the Borrower and the Subsidiaries, taken as a whole, or any Equity Interest owned by it, nor will the Borrower permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or a Subsidiary), except:

(a) sales of inventory, used or surplus equipment and Permitted Investments in the ordinary course of business, including sales to Franchisees;

(b) sales, transfers and dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Permitted Store Sales and Permitted Store Swaps, provided that the sum of (x) the aggregate non-cash consideration received for all Permitted Store Sales (other than non-cash consideration permitted by clause (ii) of the proviso at the end of this Section in transactions involving consideration at least 75% of which is cash and cash equivalents) plus (y) the aggregate fair market value of all Stores and related assets transferred by the Borrower and its Subsidiaries in Permitted Store Swaps (less any consideration in the form of cash and cash equivalents received in exchange therefor) does not exceed $25,000,000;

(d) sales, transfers and other dispositions of assets (including sales of Equity Interests), except to the extent made in reliance on clause (e) of this Section, that are not permitted by any other clause of this Section; provided that the cumulative aggregate fair market value of all assets (including Equity Interests) sold, transferred or otherwise disposed of in reliance upon this clause (d) (determined at the time of any such sale or disposition and without regard to subsequent changes in such value) shall not exceed $100,000,000; and

(e) sales, transfers and other dispositions of assets (including sales of Equity Interests), except to the extent made in reliance on clause (d) of this Section, that are consummated after April 10, 2007, and are not permitted by any other clause of this Section; provided that (i) the cumulative aggregate fair market value of all assets (including Equity Interests) sold, transferred or otherwise disposed of in reliance upon this clause (e) (determined at the time of any such sale or disposition and without regard to subsequent changes in such value) shall not exceed $150,000,000 and (ii) all sales, transfers or other dispositions of assets (including Equity Interests) made in reliance on this clause (e) shall be made solely for cash consideration, and 100% of the Net Proceeds thereof shall be applied to the prepayment of Term Borrowings and prepayments of Revolving Borrowings and permanent reductions of Revolving Commitments pursuant to Section 2.12(c);

provided that all sales, transfers, leases and other dispositions permitted hereby (including sales of Equity Interests) (i) shall (except in the case of those permitted by clause (b) above) be made for fair value and (ii) shall be made solely for consideration of which at least 75% thereof is in cash or cash equivalents (provided that sales of Permitted Investments shall be made solely for cash or cash equivalents, sales, transfers or dispositions pursuant to clause (e) above shall be made solely for cash consideration and Permitted Store Sales and Permitted Store Swaps may be effected for non-cash consideration to the extent permitted by clause (c) above). The Borrower may, to the extent that all or any part of each of the baskets established by clauses (d) and (e) are then available, allocate separate portions of a single sale, transfer or disposition to each such basket, provided that the portion allocated to the basket under either such clause complies with all the requirements of such clause (in which case such portion will be treated as a separate sale, transfer or disposition, for purposes of determining such compliance and Net Proceeds will be determined by allocating costs and expenses to each portion on a pro rata basis).”

SECTION 3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:

(a) no Default or Event of Default has occurred and is continuing; and

(b) all representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects as of the date hereof (except with respect to representations and warranties expressly made only as of an earlier date, which representations were true and correct in all material respects as of such earlier date).

SECTION 4. Effectiveness. This Amendment shall become effective as of the first date on or before April 18, 2007 (the “Amendment Effective Date”) on which the following conditions have been satisfied:

(i) the Administrative Agent shall have received counterparts hereof duly executed and delivered by the Borrower and the Required Lenders; and

(ii) the Administrative Agent shall have received all fees and other amounts due and payable to it on or prior to the Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower pursuant to the Credit Agreement or this Amendment.

SECTION 5. No Other Amendments; Confirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Administrative Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically amended hereby. On and after the Amendment Effective Date hereof, any reference to the Credit Agreement contained in the Loan Documents shall mean the Credit Agreement as modified hereby.

SECTION 6. Expenses. The Borrower agrees to pay or reimburse reasonable out-of-pocket expenses of the Administrative Agent in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

SECTION 8. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BLOCKBUSTER INC.,

by

/s/ Mary Bell
Name: Mary Bell
Title: Senior Vice President, Finance & Accounting and Corporate Treasurer

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent,

by

/s/ Barry Bergman
Name: Barry Bergman
Title: Managing Director

SIGNATURE PAGE FOR

FIRST AMENDMENT

DATED AS OF APRIL 10, 2007

TO BLOCKBUSTER INC.

AMENDED AND RESTATED

CREDIT AGREEMENT

To approve this Amendment:

Institution:	*

By

Name:
Title:

*	The First Amendment was approved by the Required Lenders (as defined under the Credit Agreement).